Exhibit 3.24

SAMSON CONTOUR ENERGY E & P, LLC

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This Second Amendment to Limited Liability Company Agreement (the “Amendment”) of SAMSON CONTOUR ENERGY E & P, LLC (the “Company”) is made and entered into effective as of March 9, 2006 by SAMSON CONTOUR ENERGY CO., as the Sole Member of the Company (the “Sole Member”).

Recitals

A. The Sole Member wishes to amend Company’s Limited Liability Company Agreement (the “Agreement”) to provide for the position of Chief Operating Officer.

Agreement

NOW, THEREFORE, the Sole Member agrees as follows:

1. All terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Agreement.

2. Section 3.2(1) of the Agreement is hereby amended to read in its entirety as follows:

“(1) The Managers may elect a President, Chief Operating Officer, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. One person may hold any two or more of these offices. Each officer so elected shall hold office until his successor shall have been duly elected and qualified or until his death, resignation or removal in the manner hereinafter provided. Any Officer elected or appointed by the Managers may be removed, either with or without cause, by the Managers at any time.”

3. Except as otherwise amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Sole Member as of the day and year first above written.

SOLE MEMBER: SAMSON CONTOUR ENERGY CO.

By:	/s/ Stacy Schusterman
Stacy Schusterman, President